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                                   AGREEMENT
                                   ---------


          Robert L. Capizzi, M.D. (hereafter "Dr. Capizzi"), and U.S.

Bioscience, Inc. (hereafter "U.S. Bioscience") desire and agree to restate their employment relationship as of March 4, 1996, pursuant to the following terms and conditions.  In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:


          1.   Dr. Capizzi hereby resigns as an officer of U.S. Bioscience effective March 4, 1996, but shall continue thereafter through May 31, 1997 (the

"Term") as an employee, serving as Senior Scientific Advisor.  Dr. Capizzi's employment and any consulting relationship shall terminate at the close of business on May 31, 1997, without the need of any notice with respect thereto by either party (except as provided in paragraph 2(h)).


          2.   U.S. Bioscience shall pay and provide to Dr. Capizzi the

following:


               (a)  Salary during the Term of $7,818.46 per pay period, less normal withholding and payroll taxes, to be paid on a bi-

                    weekly pay schedule.


               (b)  Bonus payment for 1995 in an amount equal to twenty-five percent of Dr. Capizzi's 1995
                    salary, to be paid upon execution of this Agreement.


               (c)  On the same basis as is provided to senior executives and other employees of U.S. Bioscience, company-paid medical

                    benefits (including health, dental, and prescription drug),

                    less dependent cost, throughout the Term, or until other

                    employer-provided medical insurance is available, which ever occurs first, subject to Dr. Capizzi's right to continue

                    such coverage under COBRA.  In the event that Dr. Capizzi

                    obtains other employment and medical coverage, he will

                    promptly advise U.S. Bioscience.


               (d)  Group life insurance and long term disability benefit during the Term, on the same basis as is provided to senior

                    executives and other employees of U.S. Bioscience.  It is

                    agreed and understood that as of March 4, 1996, Dr. Capizzi will no longer be entitled to participate in U.S.

                    Bioscience's benefit plans for (i) Supplemental Long Term

                    Disability, (ii) Supplemental Life Insurance, (iii) SERP,

                    (iv) 401(k), and (v) Money Purchase Pension Plan; provided that Dr. Capizzi shall continue to be entitled to all

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                    benefits available or accrued under such plans through March

                    3, 1996.


               (e)  The right to continue to vest stock options during the Term and the right to a cashless exercise of such vested options during the Term and for a period of three months following the Term.


               (f)  The same rights to indemnification and advancement of expenses as Dr. Capizzi presently has pursuant to U.S.

                    Bioscience's certificate of incorporation and bylaws, or

                    such greater rights as subsequently may be made available to directors and officers of U.S. Bioscience; provided that his right to indemnification as an officer shall be with respect to the period through March 3, 1996.  U.S. Bioscience shall,

                    to the fullest extent not prohibited by law, indemnify Dr.

                    Capizzi for all actions and services provided by him

                    hereunder.  In addition, U.S. Bioscience shall maintain such directors and officers insurance coverage as it may find

                    appropriate, and shall include Dr. Capizzi in his capacity as a director as an additional named insured on any such

                    policy.

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               (g)  References consistent with the terms of Attachment A.


               (h)  U.S. Bioscience's Executive Compensation Committee will grant, by March 15, 1996, options to purchase 20,000 shares of U.S. Bioscience common stock at the closing price on the date of the grant.  These shares will be exercisable as

                    follows:  (i) 10,000 shares upon submission of supplemental

                    NDA on or before March 31, 2001, for Ethyol's use as a bone marrow stimulation in myelodysplastic bone marrow syndrome,

                    and (ii) 10,000 shares upon FDA approval on or before March

                    31, 2001 of supplemental NDA for bone marrow stimulation

                    indication in the setting of chemotherapy induced

                    myelosuppression.  These options will be granted subject to the U.S. Bioscience 1992 Stock Option Plan and a stock

                    option agreement in the form attached hereto as Exhibit B.

                    The option grants described in this subsection (h) are

                    contingent upon Dr. Capizzi's assistance, pursuant to

                    Section 6 hereof, in the following areas:



                    .    Support in the identification and recruitment of

                         appropriate investigators;

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                    .    Participating in the analysis of data;

                    .    Help in the preparation of study reports and documents

                         required for submission;

                    .    Representation (if requested) before appropriate

                         regulatory bodies; and

                    .    Presentation of data at academic or other meetings.


          3.   Separate and apart from the foregoing, U.S. Bioscience shall pay

Dr. Capizzi for 150 unused banked vacation hours, accrued through March 3, 1996,

less normal withholding and payroll taxes, upon completion of the Term.  After

March 4, 1996, Dr. Capizzi shall not accrue additional vacation benefits.


          4.   Except as set forth in this Agreement, it is expressly agreed and understood that U.S. Bioscience does not have and will not have any obligation to provide Dr. Capizzi at any time in the future with any payments, benefits or considerations other than those recited herein.


          5.   (a)  In consideration for the payments, benefits and agreements of U.S. Bioscience contained herein, Dr. Capizzi releases and discharges U.S.

Bioscience and its past, present and future officers, directors, attorneys,

employees, agents, successors and assigns, jointly and severally, from any and all actions, charges, causes of action or claims of any kind, known

                                      -5-
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or unknown, which against any of them, he, his heirs, agents, successors or assigns ever had, now have or hereafter may have arising out of any matter,

occurrence or event existing or occurring prior to the execution hereof,

including, without limitation:  any claims relating to or arising out of his employment with U.S. Bioscience; any claims for unpaid or withheld wages,

benefits, bonuses and/or other compensation of any kind, including accrued sick pay and vacation; any claims for attorneys' fees, costs or expenses; any claims of discrimination based on sex, age, race, religion, color, creed, handicap,

citizenship, national origin or any other factor prohibited by Federal, State or

Local law (including any claims under Title VII of the Civil Rights Act of 1964,

the Age Discrimination in Employment Act, the Pennsylvania Human Relations Act,

the Americans with Disabilities Act, and the Employee Retirement Income Security

Act of 1974 as amended); and any and all common law claims whatsoever, whether existing or hereinafter recognized, including but not limited to breach of contract, libel, slander, fraud, promissory estoppel, breach of covenant of good faith and fair dealing, equitable estoppel, misrepresentation or wrongful discharge.  Excluded from this Release are only:  claims which arise subsequent to the execution of this Agreement; actions to enforce vested rights under any option agreement, 401(k) or retirement plan; and actions to enforce this

Agreement or the Executive Severance Agreement described and amended in Section

19, below.

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          (b)  In consideration for Dr. Capizzi's covenants and agreements contained herein, U.S. Bioscience releases and discharges Dr. Capizzi, his heirs, personal representatives, agents, successors and assigns from any and all actions, charges, causes of action or claims of any kind, known or unknown,

which against any of them, U.S. Bioscience, its officers, directors, attorneys,

employees, agents, successors and assigns ever had, now have or hereafter may have, arising out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation, any claims relating to or arising out of Dr. Capizzi's employment with U.S. Bioscience or his service as an officer or director.


          6.   Dr. Capizzi shall provide to U.S. Bioscience up to 225 hours of consulting services during the Term.  Such consulting services may include, but shall not be limited to, (a) speaking on behalf of U.S. Bioscience or its products, (b) assistance in addressing clinical or preclinical questions, (c)

assistance in preparing position papers, (d) contacting potential investigators on behalf of U.S. Bioscience and assisting in study design, and (e) assisting

U.S. Bioscience to assign, obtain, maintain, and enforce all proprietary rights relating to inventions he conceived or reduced to practice during his employment with U.S. Bioscience which relate to any of U.S. Bioscience's products, services or activities of which he is aware.  U.S. Bioscience will make reasonable efforts to provide

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

Dr. Capizzi with advance notice when requesting his services and he will make reasonable efforts to adapt his schedule to comply with U.S. Bioscience's reasonable request.  Such consulting services may be performed by telephone and/or by written communication and may require Dr. Capizzi's presence at U.S.

Biosciences' facilities or his travel outside of the greater Philadelphia area.

It is expressly understood that during the Term Dr. Capizzi may obtain full-time employment with another employer.  Consulting services in excess of 225 hours during the Term shall be compensated at a rate to be mutually agreed by the parties.  U.S. Bioscience shall advance to Dr. Capizzi or reimburse promptly all costs and expenses related to such consulting services, including but not limited to secretarial support services, literature searches, slide preparation,

conference registration, travel and accommodations, and other reasonable expenses appropriate to Dr. Capizzi's representation of U.S. Bioscience at conferences and professional meetings.  It is understood that such expenses shall be subject to approval in advance by U.S. Bioscience.


          7.   Dr. Capizzi agrees that during the Term and thereafter he will keep in strictest confidence all secret or confidential information, knowledge or data relating to U.S. Bioscience and its business or products which shall be obtained by him during his employment ("Proprietary Information"), and will not use or disclose any Proprietary Information without the written consent of U.S. Bioscience, except as may be necessary in the ordinary course of performing his duties as an employee of U.S. Bioscience; provided that this obligation does not apply to any information that becomes published or otherwise part of the public domain other than through any wrongful act or omission by Dr. Capizzi.


          8.   All documents, notes and other materials of any nature relating to any Proprietary Information which are generated by Dr. Capizzi or come into his possession shall be owned exclusively by U.S. Bioscience.  Dr. Capizzi will not take any original or copy of the foregoing and will return the same to U.S.

Bioscience upon request.  In addition to the foregoing, Dr. Capizzi will not publish anything during the Term relating to Proprietary Information without the written consent of U.S. Bioscience.


          9.   In any action brought by either party for enforcement of the rights given by this Agreement, the prevailing party shall be entitled to payment by the other of all reasonable attorneys' fees and costs incurred due to or resulting from the action.


          10.  In the event of Dr. Capizzi's death prior to the receipt of all amounts to which he is entitled hereunder, such amounts (including, without limitation, all amounts due pursuant
to section 2 hereof) shall be paid to Dr. Capizzi's spouse, or such other beneficiary as Dr. Capizzi shall name by notice to U.S. Bioscience.


          11.  Neither party shall engage in any communications which disparage or interfere with the other party's existing or prospective business relationships.


          12.  Neither party shall communicate or disclose the terms of this

Agreement to any person without the prior consent of the other party; provided
                                                                      --------

that Dr. Capizzi may discuss this Agreement with members of his immediate family, his attorney and his accountant.


          13.  This Agreement embodies the complete understanding and agreement between U.S. Bioscience and Dr. Capizzi and, other than the Executive Severance

Agreement described below and the option agreements previously issued to Dr.

Capizzi, supersedes any and all prior agreements between them, oral or written,

express or implied, including without limitation the non-competition and confidentiality provisions of the Employment Agreement dated August 14, 1991 are superseded by this Agreement, provided that nothing contained in this Agreement shall supersede the provisions of paragraph 7(c) of such Employment Agreement.

For the sake of clarity, the parties agree that Dr. Capizzi shall not be prohibited from pursuing research and commercial

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

development relating to oncology and Acquired Immune Deficiency Syndrome (AIDS)

or any other area and obtaining new patents in his own name or those of others,

including without limitation any such relating to cytoprotection, marrow stimulation and antifols, so long as he does not use any Proprietary Information of U.S. Bioscience.


          14.  This Agreement shall be governed by the law of the Commonwealth of Pennsylvania and any suit against U.S. Bioscience or Dr. Capizzi claiming a breach hereof shall be maintained in a state or federal court in Pennsylvania.


          15.  Nothing in this Agreement is to be construed as an admission or concession of liability or wrongdoing by either U.S. Bioscience or Dr. Capizzi.


          16.  Dr. Capizzi agrees and represents that:

               (a)  He has read carefully all of the terms of this Agreement;

               (b)  He has been encouraged to review this Agreement with an attorney;

               (c)  He understands the meaning and effect of the terms of this

                    Agreement;

               (d)  He was given up to twenty-one (21) days to determine whether he wishes to enter into this Agreement;

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               (e)  He understands that he has seven (7) days from the date of execution of this Agreement to revoke his execution thereof;

               (f)  The entry into and execution of this Agreement is of his own free will and a voluntary act without compulsion of any

                    kind; and

               (g)  No promise or inducement not expressed herein has been made to him.


          17.  U.S. Bioscience hereby represents to Dr. Capizzi that it has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that this Agreement has been duly authorized,

executed and delivered by U.S. Bioscience and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.


          18.  If any part or term of this Agreement is subsequently determined by any court of competent jurisdiction to be unenforceable or illegal, such determination should not affect the enforceability, legality or binding nature of any other term or provision of this Agreement.


          19.  The parties to this Agreement are parties to an Executive

Severance Agreement dated October 14, 1991 (the

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

"Executive Severance Agreement").  Dr. Capizzi agrees that in the event he becomes eligible to receive compensation under the Executive Severance

Agreement, such compensation shall be reduced by an amount equal to the amount paid to Dr. Capizzi under this Agreement.  The Executive Severance Agreement shall cease to be applicable to Dr. Capizzi in accordance with paragraph 2(b) of the Executive Severance Agreement.


          IN WITNESS WHEREOF, the parties have executed and delivered this

Agreement as of the date first written above.


/s/ Robert L. Capizzi, M.D.
---------------------------
Robert L. Capizzi, M.D.



U.S. BIOSCIENCE, INC.



/s/ H. Charles Ford
-------------------
H. Charles Ford
Vice President, Human Resources

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